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                                                                      Exhbit 8.1

                    [LETTERHEAD OF HOGAN & HARTSON L.L.P.]

                                November 9, 1998



Crestline Capital Corporation
10400 Fernwood Road
Bethesda, MD 20817

Ladies and Gentlemen:

     We have acted as tax counsel to Crestline Capital Corporation, a Maryland corporation ("Crestline"), and Host Marriott Corporation, a Delaware corporation ("Host"), in connection with the distribution by Host to its stockholders of approximately 82% of the outstanding shares of common stock, par value $0.01 per share, of Crestline (the "Distribution"), as more fully described in the Prospectus which is part of the Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission by Crestline on Form S-1 (File No. 333-64657). In connection with the Distribution, we have been asked to provide you with our opinion on the federal income tax matters set forth in this letter. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Prospectus.

Bases for Opinion

     The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the IRS, including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue merely represents counsel's best judgment with respect to the probable outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with
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Crestline Capital Corporation
November 9, 1998
Page 2


respect to such issue or that a court will not sustain such a position asserted by the IRS.

     In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the following:
(1) the Prospectus, (2) the Articles of Incorporation of Crestline and the Bylaws of Crestline, and (3) any other documents as we deem necessary or appropriate. For purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in any of these documents. Instead, we have assumed that the information presented in these documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware, however, of any material facts or circumstances inconsistent with the information we have relied upon or the assumptions we have made.

     In rendering the following opinion, we have assumed that all of the representations and statements set forth in the documents that we reviewed are true and correct and will be true and correct at the time of the Distribution, that any representation or statement made as a belief or made "to the knowledge of" or similarly qualified is correct and accurate without such qualification, and that all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, the authenticity of the originals from which any copies were made and that any documents as to which we have reviewed only in form will be duly executed at the time of the Distribution without changes from the form reviewed by us. Any variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied may affect the following opinion.

Opinion

     Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

           The discussion in the Prospectus under the heading "Federal Income Tax Consequences," to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects.
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Crestline Capital Corporation
November 9, 1998
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                                   * * * * *

     We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.

     This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax consequences that may result from the Distribution. In particular, but without limiting the foregoing, we express no opinion as to either the fair market value of the Distribution or the amount of the current and accumulated earnings and profits of Host and Host REIT, both of which are relevant to determining the actual tax consequences of the Distribution to the Host Stockholders.

     This opinion letter has been prepared for your use in connection with the Distribution and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. We do, however, consent to the references to this opinion letter and to Hogan & Hartson L.L.P. under the caption, "Legal Matters" and "Federal Income Tax Consequences" in the Prospectus and to the inclusion of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933.

                                    Very truly yours,

                                    /s/ Hogan & Hartson L.L.P.

                                    Hogan & Hartson L.L.P.